CDI Corp. Reports 2011 Third Quarter Results

Revenue grows 9.3 percent compared to prior-year third quarter; announces quarterly cash dividend

PHILADELPHIA, Oct. 27, 2011 /PRNewswire/ -- CDI Corp. (NYSE: CDI) (the "Company") today reported financial results for the third quarter ended September 30, 2011. The Company also announced a quarterly cash dividend of $0.13 per share which will be paid on November 23, 2011 to all shareholders of record as of November 10, 2011.

2011 Third Quarter Key Points

  Revenue of $272.5 million, representing growth of 9.3% compared to the prior-year third quarter and sequential revenue growth of 3.7%.
  Operating profit of $4.4 million, representing a decrease of 10.5% compared to the prior-year third quarter.  The third quarter ended September 30, 2011, includes $0.6 million of severance payments to senior level executives.  The third quarter ended September 30, 2010, includes $1.5 million of payroll tax credits under the Hiring Incentives to Restore Employment (HIRE) Act.
  Third quarter net income of $2.8 million or $0.15 per diluted share. Third quarter 2011 net income includes an income tax credit of $0.3 million under the HIRE Act.

"CDI had strong underlying operating performance in the third quarter despite a challenging economic environment," commented Paulett Eberhart, CDI's president and chief executive officer. "Although the economic outlook remains uncertain, we anticipate growth through the end of the year from increased demand in some sectors of our business."

For the third quarter ended September 30, 2011, the Company reported revenue of $272.5 million, an increase of 9.3% compared to $249.4 million for the 2010 third quarter.

For the third quarter ended September 30, 2011, the Company reported net income of $2.8 million, or $0.15 per diluted share, versus net income of $1.7 million, or $0.09 per diluted share in the year-ago third quarter.

In September 2011, the Company's current Technical Services Agreement with IBM was extended from October 1 to December 30, 2011. IBM recently informed the Company that it has been selected to continue as a supplier. The Company expects a new three-year agreement with IBM to be executed during the fourth quarter of 2011.

Business Segment Discussion

CDI Engineering Solutions reported a 13.4% increase in third quarter revenue versus the prior-year third quarter driven by increases in the Process & Industrial and Aerospace verticals, which were slightly offset by decreases in the Infrastructure and Government Services verticals. Operating profit increased 47.9% to $5.8 million versus $4.0 million in the prior-year quarter driven primarily by increased revenue and improved SG&A.

CDI IT Solutions third quarter revenue increased slightly versus the year-ago third quarter driven by growth in a large national account, which was offset by decreases in demand for outsourcing and by the completion of a large staffing project. Operating profit increased 6.9% to $4.2 million versus $3.9 million in the prior-year third quarter due primarily to a favorable non-income tax ruling of $0.4 million.

Management Recruiters International, Inc. third quarter revenue increased 10.2% versus the prior-year third quarter driven by increases in contract staffing revenue, but offset somewhat by decreases in franchise royalty revenue. Operating profit increased 19.0% to $2.3 million versus $1.9 million in the prior-year quarter due primarily to SG&A improvements.

UK-based AndersElite third quarter revenue increased 23.5% versus the prior-year third quarter reflecting increases in contract staffing and in permanent placement. The group's operating loss of $0.4 million improved versus the year-ago third quarter operating loss of $1.6 million due to the growth in contract staffing and permanent placement revenue.

Business Outlook

For the fourth quarter ending December 31, 2011, the Company anticipates revenue increasing in the range of 5% to 8% compared to the year-ago fourth quarter.

Conference Call

At 11:00 a.m. Eastern Time today, Paulett Eberhart and Bob Larney, the Company's executive vice president & CFO, will host a conference call to discuss the 2011 third quarter results and business outlook. The call can be accessed live, via the Internet, at www.cdicorp.com.

About CDI

CDI Corp. (NYSE: CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing. Its operating units include CDI Engineering Solutions, CDI IT Solutions, Management Recruiters International, Inc and CDI AndersElite Limited. Learn more at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including, but not limited to, statements about our strategies for growth and future financial results (such as revenues, profits and tax rates), are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "should," "intends," "plans," "estimates" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: weakness in general economic conditions and levels of capital spending by customers in the industries we serve; weakness in the financial and capital markets, which may result in the postponement or cancellation of our customers' capital projects or the inability of our customers to pay our fees; the termination or non-renewal of a major customer contract or project; our ability to extend or replace our existing bank credit facility on terms comparable to those currently in place; credit risks associated with our customers; competitive market pressures; the availability and cost of qualified labor; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations; the possibility of incurring liability for our activities, including the activities of the our temporary employees; our performance on customer contracts; negative outcome of pending and future claims and litigation; and government policies, legislation or judicial decisions adverse to our businesses. More detailed information about these and other risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Tables Follow

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data and percentages)

	For the three months ended			For the nine months ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010

Revenue	$ 272,474	$ 249,355	$ 262,739	$ 791,849	$ 678,277

Cost of services	214,732	194,017	205,779	622,817	536,729

Gross profit	57,742	55,338	56,960	169,032	141,548

Operating and administrative expenses	53,321	50,400	43,256	148,154	132,427

Operating profit	4,421	4,938	13,704	20,878	9,121

Other expense, net	(63)	(442)	(116)	(222)	(520)

Equity in losses from affiliated companies	-	(312)	-	-	(1,080)

Earnings before income taxes	4,358	4,184	13,588	20,656	7,521

Income tax expense	1,496	2,473	1,572	5,038	3,396

Net income	2,862	1,711	12,016	15,618	4,125

Less: Income attributable to the noncontrolling
interest	48	32	34	128	47

Net income attributable to CDI	$ 2,814	$ 1,679	$ 11,982	$ 15,490	$ 4,078

Diluted net earnings attributable to CDI per share	$ 0.15	$ 0.09	$ 0.62	$ 0.80	$ 0.21

Diluted weighted average shares	19,338	19,244	19,348	19,338	19,211

	September 30,	June 30,	December 31,	September 30,
Selected Balance Sheet Data:	2011	2011	2010	2010

Cash and cash equivalents	$ 18,203	$ 24,692	$ 28,746	$ 29,140

Accounts receivable, net	$ 243,667	$ 236,797	$ 222,999	$ 216,947

Current assets	$ 282,823	$ 278,562	$ 270,011	$ 266,298

Total assets	$ 403,686	$ 404,326	$ 398,511	$ 401,447

Current liabilities	$ 122,096	$ 119,385	$ 124,088	$ 114,293

CDI shareholders' equity	$ 268,363	$ 269,860	$ 258,582	$ 273,649

	For the three months ended			For the nine months ended
	September 30,		June 30,	September 30,
Selected Cash Flow Data:	2011	2010	2011	2011	2010

Net cash (used in) operations	$ (1,715)	$ (7,420)	$ (2,246)	$ (2,417)	$ (9,777)

Depreciation and amortization expense	$ 2,788	$ 2,875	$ 2,810	$ 8,343	$ 7,962

Capital expenditures	$ 1,418	$ 1,131	$ 1,890	$ 4,946	$ 4,062

Dividends paid	$ 2,492	$ 2,474	$ 2,487	$ 7,463	$ 7,425

	For the three months ended			For the nine months ended
Selected Earnings and Other Financial	September 30,		June 30,	September 30,
Data:	2011	2010	2011	2011	2010

Revenue	$ 272,474	$ 249,355	$ 262,739	$ 791,849	$ 678,277

Gross profit	$ 57,742	$ 55,338	$ 56,960	$ 169,032	$ 141,548

Gross profit margin	21.2%	22.2%	21.7%	21.3%	20.9%

Operating and administrative expenses as a percentage of revenue	19.6%	20.2%	16.5%	18.7%	19.5%

Operating profit margin	1.6%	2.0%	5.2%	2.6%	1.3%

Effective income tax rate	34.3%	59.1%	11.6%	24.4%	45.2%

After-tax return on CDI shareholders’ equity (a)	0.2%	(1.0)%	(0.2)%

Pre-tax return on net assets (b)	3.9%	0.3%	4.0%

	For the three months ended			For the nine months ended
	September 30,		June 30,	September 30,
Selected Segment Data:	2011	2010	2011	2011	2010

Engineering Solutions
Revenue	$ 152,203	$ 134,250	$ 140,112	$ 430,101	$ 354,151
Gross profit	31,244	29,090	30,721	91,624	68,892
Gross profit margin	20.5%	21.7%	21.9%	21.3%	19.5%

Operating profit (c)	5,849	3,954	4,140	13,408	8,518
Operating profit margin	3.8%	2.9%	3.0%	3.1%	2.4%

IT Solutions
Revenue	$ 85,387	$ 85,137	$ 90,747	$ 265,558	$ 226,206
Gross profit	14,269	14,658	14,548	42,761	38,936
Gross profit margin	16.7%	17.2%	16.0%	16.1%	17.2%

Operating profit	4,192	3,921	3,521	11,172	8,583
Operating profit margin	4.9%	4.6%	3.9%	4.2%	3.8%

Management Recruiters International
Revenue	$ 17,706	$ 16,064	$ 17,400	$ 50,805	$ 45,534
Gross profit	8,281	8,789	8,385	24,316	24,056
Gross profit margin	46.8%	54.7%	48.2%	47.9%	52.8%

Operating profit	2,290	1,925	2,240	6,091	5,111
Operating profit margin	12.9%	12.0%	12.9%	12.0%	11.2%

AndersElite
Revenue	$ 17,178	$ 13,904	$ 14,480	$ 45,385	$ 52,386
Gross profit	3,948	2,801	3,306	10,331	9,664
Gross profit margin	23.0%	20.1%	22.8%	22.8%	18.4%

Operating profit (loss)	(354)	(1,598)	9,316	8,065	(2,932)
Operating profit (loss) margin	(2.1)%	(11.5)%	64.3%	17.8%	(5.6)%

	For the three months ended			For the nine months ended
Engineering Solutions Revenue	September 30,		June 30,	September 30,
by Vertical:	2011	2010	2011	2011	2010

CDI Process and Industrial	$ 104,758	$ 87,100	$ 93,407	$ 289,512	$ 242,198
CDI Government Services	19,467	20,036	18,308	56,842	59,895
CDI Aerospace	14,500	12,262	14,954	43,579	36,513
CDI Infrastructure (d)	13,478	14,852	13,443	40,168	15,545

Total Engineering Solutions Revenue	$ 152,203	$ 134,250	$ 140,112	$ 430,101	$ 354,151

(a) Net income attributable to CDI for the current quarter combined with the income (loss) attributable to CDI from the three preceding quarters, divided by the average CDI shareholders' equity at the beginning and end of that four quarter period.

(b) Earnings before income taxes for the current quarter combined with the earnings (loss) before income taxes from the three preceding quarters, divided by the average net assets at the beginning and end of that four quarter period. Net assets include total assets minus total liabilities excluding cash and cash equivalents and income tax accounts.

(c) Includes $0, $312, $0, $0, and $1,080 of equity in losses associated with the Company's non-consolidated joint ventures for the three months ended September 30, 2011 and 2010, the three months ended June 30, 2011 and the nine months ended September 30, 2011 and 2010, respectively.

(d) During the second quarter of 2010, Engineering Solutions began reporting a new vertical - CDI Infrastructure, which includes results from the purchase of the business of L. Robert Kimball & Associates, Inc. on June 28, 2010.

CONTACT: Vincent Webb, Vice President, Investor Relations, +1-215-636-1240, Vince.Webb@cdicorp.com